Exhibit 4.2

AMENDMENT NO. 2 TO

SHAREHOLDER RIGHTS AGREEMENT

This AMENDMENT NO. 2 TO SHAREHOLDER RIGHTS AGREEMENT (this “Amendment”) is entered into as of October 18, 2011 and amends the shareholder rights agreement dated as of September 21, 2010 (as amended, restated or otherwise modified from time to time in accordance with its terms, the “Rights Agreement”), by and between National Technical Systems, Inc., a California corporation (together with its successors, the “Corporation”), and Computershare Trust Company, N.A., as Rights Agent (together with its permitted successors in such capacity, the “Rights Agent”).

R E C I T A L S

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Corporation to amend the definition of “Permitted Acquisition” such that it includes any acquisition of shares approved by the Board of Directors.;

WHEREAS, pursuant to Section 3.29(b) of the Purchase Agreement, the Corporation is obligated to amend the Rights Agreement in certain respects;

WHEREAS, in accordance with Section 27(a) of the Rights Agreement, the Corporation has the power to supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing “Common Shares” prior to the “Distribution Date” (as such terms are defined in the Rights Agreement);

            WHEREAS, as of the date of this Amendment, the Distribution Date has not occurred;

WHEREAS, pursuant to Section 27(b) of the Rights Agreement, if the Corporation delivers a certificate from an appropriate officer of the Corporation stating that a proposed supplement or amendment is in compliance with Section 27(a) of the Rights Agreement, and such supplement or amendment does not adversely affect the rights or obligations of the Rights Agent under Section 18 or Section 20 of the Rights Agreement, the Rights Agent shall execute such supplement or amendment; and

WHEREAS, the Corporation has delivered a certificate from an appropriate officer of the Corporation stating this Amendment is in compliance with Section 27(a) of the Rights Agreement, and does not adversely affect the rights or obligations of the Rights Agent under Section 18 or Section 20 of the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1.   Amendment to Rights Agreement.  The Rights Agreement shall be amended as follows:

 (a) Section 1(gg) of the Rights Agreement is amended to replace the definition of “Permitted Acquisition” with the following definition:

 “Permitted Acquisition” shall mean the acquisition of Beneficial Ownership of Common Shares (i) directly from the Corporation, including by way of exercise of a stock option, a dividend or distribution paid or made by the Corporation on the Common Shares or pursuant to a split, subdivision or reclassification of the Common Shares (ii) vesting of a stock option, share of restricted stock or restricted stock unit, in each case, granted prior to or after the date of this Agreement under any employee benefit or compensation plan of the Corporation or any of its Subsidiaries, (iii) pursuant to a Permitted Offer, or (iv) pursuant to a transaction which is approved by the Board.

2.   Effectiveness of Amendments.  The amendment set forth in Section 1(a) of this Amendment is effective as of the date this Amendment is entered into.

3.   Governing Law.  This Amendment for all purposes shall be governed by and construed in accordance with the laws of the State of California applicable to contracts negotiated, made and to be performed entirely within such State, except that the rights, duties, and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of Delaware.

4.   Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Shareholder Rights Agreement to be duly executed, all as of the date and year first above written.

ATTEST:	NATIONAL TECHNICAL SYSTEMS, INC.

By: /s/ Raffy Lorentzian	By:	/s/ William McGinnis
Name: Raffy Lorentzian		Name: William McGinnis
Title: Chief Financial Officer		Title: Chief Executive Officer

ATTEST:	COMPUTERSHARE TRUST COMPANY, N.A., as
Rights Agent

By: /s/ Ian Yewer	By:	/s/ Rose Stroud
Name: Ian Yewer		Name: Rose Stroud
Title: Branch President		Title: Trust Officer